Exhibit 99.1

TALOS ENERGY ANNOUNCES APPROVAL OF ZAMA APPRAISAL PLAN

Houston, September 27, 2018 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced the Mexican oil & gas regulator, the National Hydrocarbons Commission (“CNH”) has approved the appraisal plan for the Zama discovery.

The approval of the appraisal plan by the CNH is a key approval required to commence the appraisal of the Zama discovery. CNH is currently reviewing the application for drilling permits, which are required to commence drilling operations. Talos estimates that it will spud the first appraisal well, the Zama-2, in the fourth quarter of 2018 and that the appraisal program will be completed by mid-2019.

In addition, the Block 7 Consortium – which includes Talos as the operator with a 35% participating interest, as well as Sierra Oil & Gas and Premier Oil – has entered into a firm contract with a subsidiary of Ensco PLC to utilize the Ensco 8503 semi-submersible rig for the appraisal plan. The contract covers the drilling of two wells, a sidetrack and a well test. The rig is expected to be on location ready to commence operations in November.

The appraisal plan includes three new reservoir penetrations. The first well in the program, the Zama-2, will be deepened by approximately 500m to test an exploration prospect called Marte, which has an unrisked recoverable resource range between 60 MMBoe and 150 MMBoe. The estimated cost to deepen the Zama-2 wellbore for the Marte test is approximately $10 million gross, with Talos’s share expected to be approximately $3.5 million.

The CNH approved a gross budget of $325 million for the appraisal plan, which includes approximately $75 million of contingent operations. The budget includes the cost of drilling the wells, performing a drill stem test to gather information about the reservoir continuity and productivity, hole coring across the Zama reservoir, and collecting a number of rock and fluid samples. Talos expects its net share of the costs to be approximately $75 to $80 million for the entire appraisal campaign, before any contingency costs.

President and Chief Executive Officer Timothy S. Duncan commented, “We are very pleased to meet another important milestone with our partners in Mexico, following last week’s announcement of the Pre-Unitization Agreement with Pemex. This approval allows us to maintain an accelerated schedule of investments on the Zama project in Mexico, and begin drilling operations on the appraisal plan by the end of this year. This should allow us to stay on track for our ultimate goal of achieving initial production from the Zama discovery in 2022, thereby providing local jobs, increasing government revenues to Mexico, and materially adding to Mexican domestic production.”

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002